Exhibit 10.1

*CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO ITEM 601(B)(2) AND (10) OF REGULATION S-K. THE REDACTED INFORMATION IS REPRESENTED BY THE FOLLOWING: [****]. THE COMPANY AGREES TO FURNISH, ON A SUPPLEMENTAL BASIS, AN UNREDACTED COPY OF THIS EXHIBIT TO THE SEC UPON REQUEST.

This Executive Services Consulting Agreement (this “Agreement”), dated as of August 31, 2020, (the “Effective Date”), is entered into between SolarWindow Technologies, Inc., a Nevada corporation (the “Company”) and John Rhee, an individual residing in the Republic of Korea (“Consultant”). The Company and Consultant are sometimes collectively referred to as the “Parties” and individually as a “Party.”

Recitals:

WHEREAS, the Company is a developer of patented and patent-pending technologies, processes, coatings, chemistries, and products which generate electricity on glass, plastics, and various substrates;

WHEREAS, Consultant is currently serving as a member of the Company’s Board of Directors (the “BOD”);

WHEREAS, Consultant, an experienced executive having a working know-how of renewable energy and related technologies, has extensive experience with presenting, structuring, and effectuating strategic business relationships such as those which the Company seeks to consummate;

WHEREAS, the Company seeks to expand its business operations so as to include Pan-Asian markets generally, and specifically the Republic of Korea;

WHEREAS, Consultant has extensive business networks established in the Republic of Korea; and

WHEREAS, the Company wishes to engage Consultant, and Consultant wishes to become engaged, on the terms and conditions set forth in this Agreement, to provide the Company, or any Company Entity (as defined in Section 6), with executive consulting services, as more fully described below, as required to establish an operating presence in the Republic of Korea for active outreach to established commercial businesses for collaborations, partnerships, joint ventures, and other such commercially advantageous engagements primarily in the Republic of Korea, in addition to the United States of America and elsewhere.

NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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1.       Effective Date; Engagement of Consultant; Term; Independent Contractor.

1.1 Effective Date. The effective date of this Agreement is 31, 2020 (the “Effective Date”)

1.2 Engagement. The Consultant, is hereby engaged to perform the services as more fully set forth in the Services Rider to this Agreement attached hereto as Exhibit 1.1 (the “Services Rider”) and made a part hereof (collectively, the “Services”). Consultant shall report to, and be directed by, the Company’s President and Chief Executive Officer (the “CEO”), or such other person(s) as the CEO or the BOD may designate from time to time (the “Supervising Person”).

1.3 Consulting Term. The respective duties and obligations of the Parties under this Agreement (the “Consulting Relationship”) shall commence on the Effective Date and shall continue until August 31, 2023 (the “Initial Term”), unless earlier terminated as provided in Section 8 of this Agreement. The Initial Term and any Extended Term (as defined below) of this agreement shall be automatically extended (any such extended term being herein referred to as an “Extended Term”) annually thereafter for an additional year unless either party hereto gives written notice of its intention to terminate this Agreement, upon the expiration of the Initial Term or the Extended Term, at least 30 days prior to the expiration of the Initial Term or the Extended Term, as the case may be. Except as otherwise amended in writing, all of the terms and conditions of this Agreement shall remain in full force and effect during any Extended Term. The Initial Term together with any Extended Terms are collectively referred to as the “Consulting Term.”

1.4 At-Will Engagement. Anything herein to the contrary notwithstanding the Parties agree that Consultant’s engagement by the Company pursuant to this Agreement is an “at-will” engagement and, accordingly, this Agreement may be terminated at any time with or without Cause, with or without Good Reason, or for any reason or no reason by either Party upon written notice, in accordance with Section 9.16, to the other Party.  Consultant understands and agrees that neither Consultant’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the Consulting Relationship.

1.5 Place of Performance. During the Consulting Term, Consultant will be based in Consultant’s home office, until such time as the Company shall have established its corporate offices in the Republic of Korea (the “SK Office”), whereupon, Consultant shall provide the Services primarily from the SK Office; although, Consultant acknowledges and agrees that he may be required to, and that he will, from time to time, travel to other locations, and to perform Services in such other locations as requested by the Company or as appropriate to the performance of the Services.

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1.6 Independent Contractor. Notwithstanding any other provision of this Agreement to the contrary, Consultant and the Company agree and acknowledge that Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

2.       Performance Goals. During the Consulting Term, the CEO or the Supervising Person, as the case may be, will provide Consultant with feedback on his satisfaction, in his sole judgment, of Consultant’s progress toward, and accomplishment of the Performance Goals (as defined in the Services Rider).

3.        Fractional Efforts; Conflicts.

3.1 Fractional Efforts. It is acknowledged that Consultant’s engagement is on a part-time basis; however, Consultant agrees to, devote as much of his time, efforts, professional attention, knowledge, and experience as may be necessary to carry on fully his duties and responsibilities under this Agreement, including, without limitation, his performance of the Services and achievement of the Performance Goals. Nothing herein shall preclude Consultant from: (i) serving, with the prior written consent of the BOD, which consent shall not be unreasonably withheld, as a member of the BOD or as an advisor (or their equivalents in the case of a non-corporate entity) (each an “Outside Service Capacity” and collectively, “Outside Service Capacities”), and in addition shall initially shall serve in the Outside Service Capacities for the entities set forth on Exhibit 3.1 to this Agreement and (ii) engaging in charitable activities and community affairs. The BOD expressly reserves the right, in the event of an identified conflict of interest with respect to Consultant’s duties and obligations to the Company, to withdraw its consent to (i) the Outside Service Capacities set forth on Exhibit 3.1 to this Agreement in the BOD’s reasonable discretion and (ii) any other Outside Service Capacity approved by the BOD following the date hereof, in the BOD’s sole discretion.

3.2 Absence of Conflicts. Consultant represents and warrants to the Company that (i) he is entering into this Agreement voluntarily and that the engagement hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (ii) Consultant has not, and in connection with this engagement with the Company will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which he is or may be bound, (iii) he has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereunder, and (iv) in connection with this engagement with the Company he will not use any confidential or proprietary information that he may have obtained in connection with said engagement(s) with any prior or future employer.

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3.3       Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an engagement relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the Consulting Term (except for those companies, if any, listed on Exhibit 3.1 to this Agreement, or consented to in writing by the Company). If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, the interests of the Company or further services which the Company might request of Consultant. If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately and such termination shall be for Cause. In no event shall any of the Services be performed for the Company at the facilities of a third party or using the resources of a third party without the Company’s prior written approval.

4.       Compensation; Stock Option Grant; and Expense Reimbursements.

In consideration for the Services and other obligations of Consultant pursuant to this Agreement, the Company shall:

4.1 Fees. As set forth on the Compensation Rider attached hereto as Exhibit 4.1 and made a part hereof (the “Compensation Rider”) shall be paid Consultant a monthly fee of $10,000.

4.2 Stock Option Grant. Grant to Consultant a non-qualified stock option to purchase up to 2,500,000 (two million five-hundred thousand) shares of the Company’s common stock on the terms and conditions set forth in the Compensation Rider attached hereto as Exhibit 4.1 and made a part hereof.

4.3 Expenses. Consultant shall be reimbursed for the Reimbursable Expenses (as defined in the Compensation Rider) incurred by him on behalf of the Company.

4.4 Withholding Taxes. Consultant will report to all applicable government agencies as income all compensation received by Consultant pursuant to this Agreement. Consultant will be solely responsible for payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. Consultant will indemnify and hold Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Consultant pursuant to this Agreement.

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4.5 Claw Back Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Consultant pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and claw back as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5.       Confidential Information and Invention Assignment Agreement.

5.1       Confidential Information

5.1.1 Acknowledgment. Consultant agrees and acknowledges that in the course of rendering services to the Company (or any Company Entity) and its clients and customers he has acquired and will acquire access to and become acquainted with Confidential Information (as defined below) about the professional, business and financial affairs of the Company, its subsidiaries and affiliates that is non-public, confidential or proprietary in nature. Consultant acknowledges that the Company is engaged in a highly competitive business and the success of the Company in the marketplace depends upon its goodwill and reputation for quality and dependability. Consultant agrees and acknowledges that reasonable limits on his ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. Consultant recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all confidential information. The existence of any claim or cause of action by Consultant against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement.

5.1.2. Definitions. Consultant understands that:

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(a) “Confidential Information” means any and all information and physical manifestations thereof not generally known or available outside the Company and information and physical manifestations thereof entrusted to the Company in confidence by third parties, whether or not such information is patentable, copyrightable or otherwise legally protectable, but that does not rise to the level of a Trade Secret (as defined below). Confidential Information includes, without limitation: (i) Company Inventions (as defined below); and (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, algorithms, developments, inventions, patent applications, laboratory and process notebooks, processes, formulas and formulations , techniques, device fabrication and materials, mask works, engineering and process designs and drawings, hardware and process configuration information, agreements with third parties, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the Consulting Term), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial modeling and forecasts, historical financial data, budgets or other business or technology information disclosed to Consultant by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation; and

(b) “Trade Secret” means all information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a “trade secret(s)” under the common law or applicable state law.

5.1.3 Exclusion from Definition. “Confidential Information” shall not include any information which is in the public domain during the Consulting Term, provided such information is not in the public domain as a consequence of disclosure by Consultant in violation of this Agreement or by any other party in violation of a confidentiality or non- disclosure agreement with the Company or Consultant. Upon termination of Consultant’s engagement for any reason, or whenever requested by the Company, Consultant shall promptly deliver to the Company any and all Confidential Information, and all copies thereof, including but not limited to, documents, data, papers and records of any nature and in any medium (including, but not limited to, electronic media) in his possession or subject to his control that (i) belong to the Company or the Company Entities or (ii) contain or reflect any information concerning the Company, the Company Entities and affiliates.

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5.1.4 Protection of Confidential Information and Trade Secrets.

5.1.4.1 Consultant understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and the Company Entities, and may not be converted to Consultant’s own use. Accordingly, Consultant hereby agrees that Consultant shall not, directly or indirectly, at any time during the Consulting Term, and, subject to Section 5.1.4.2 at all times thereafter (except as provided in Section 5.1.7), for any reason reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Consultant shall not, directly or indirectly, at any time during the Consulting Term or any time thereafter, for any reason use or make use of any Confidential Information in connection with any business activity other than that of the Company. During the Consulting Term, and at all times after the date that this Agreement terminates for any reason, Consultant shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Consultant’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

5.1.4.2 Anything herein to the contrary notwithstanding, Consultant shall not be restricted from disclosing Confidential Information that (i) is in the public domain, provided such information is not in the public domain as a consequence of disclosure by Consultant in violation of this Agreement or (ii) is required to be disclosed by law, court order or other legal process, provided, however, that in the event disclosure is required by law, Consultant shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Consultant.

5.1.5       Third Party Information. Consultant’s agreements and undertakings in this Section 5.1 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence. During the Consulting Term and at all times thereafter, Consultant will not improperly use or disclose to the Company any confidential, proprietary or secret information of Consultant’s former clients or any other person, and Consultant will not bring any such information onto the Company’s property or place of business or incorporate any such confidential, proprietary or secret information in connection with the Services.

5.1.6       Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

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5.1.7       Survival Following Expiration of Consulting Term or Termination. The obligations of Consultant pursuant to this Section 5.1 shall survive the expiration of the Consulting Term or the earlier termination of this Agreement with respect to any particular item of Confidential Information or Trade Secret until the date that such item of Confidential Information or Trade Secret is subject to one or more specific exclusions to the definition of Confidential Information or Trade Secret set forth in this Section 5.1.

5.1.8       U.S. Defend Trade Secrets Act. Notwithstanding the foregoing provisions of this Section 5.1, Consultant and the Company acknowledge that pursuant to the U.S. Defend Trade Secrets Act of 2016 (“DTSA”), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5.2        Proprietary Rights.

5.2.1       Ownership of Inventions.

5.2.1.1       Work for Hire. Consultant understands and agrees that, to the extent permitted by law, all work, papers, reports, documentation, drawings, images, product ideas, business plans, presentations, sales and revenue projections, service ideas, photographs, negatives, tapes and masters therefor, computer programs including their source code and object code, prototypes, estimates or other materials (collectively, “Work Product”), including, without limitation, any and all such Work Product generated and maintained on any form of electronic media, that Consultant generates, either alone or jointly with others, during the Consulting Term will be considered a “work made for hire,” and ownership of any and all copyrights in any and all such Work Product will belong to Company. In the event that any portion of the Work Product should be deemed not to be a “work made for hire” for any reason, Consultant hereby assigns, conveys, transfers and grants, and agrees to assign, convey, transfer and grant to Company all of their respective right, title, and interest in and to the Work Product and any copyright therein, and agrees to cooperate with Company in the execution of appropriate instruments assigning and evidencing such ownership rights. rights hereunder. Consultant hereby waives any claim or right under “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”), to object to Company’s copyright in or use of the Work Product. Any Work Product not generally known to the public shall be deemed Confidential Information and shall be subject to the use and disclosure restrictions herein.

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5.2.1.2               Inventions. Consultant understands that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, modifications, improvements, derivative works, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. Consultant understands this includes, but is not limited to, any new product, machine or process, article of manufacture, technology or process related materials, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, synthesis, composition of matter or structure, design or configuration of any kind, or any improvement thereon. Consultant understands that “Company Inventions” means any and all Inventions that Consultant may solely or jointly author, discover, develop, conceive, or reduce to practice in connection with, or as a result of, the Services or otherwise in connection with the engagement of Consultant, except as otherwise provided in Section 5.2.1.3 below.

5.2.1.3              Prior Inventions. To preclude any possible uncertainty with respect to Inventions, Consultant shall deliver to the Company, on or before the Effective Date, a schedule substantially in the form of Exhibit 5.2.1.3 to this Agreement (the “Prior Inventions Schedule”) setting forth a complete list of all prior inventions, discoveries, improvements, or works of authorship that Consultant has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Consultant’s engagement by the Company, that Consultant considers to be Consultant ’s property or the property of third parties and that Consultant wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause Consultant to violate any prior confidentiality agreement, Consultant understands that Consultant is not to list such Prior Inventions in such attachment but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If no such disclosure is attached, Consultant represents and warrants that there are no Prior Inventions. If, in the course of Consultant’s engagement by the Company, Consultant incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Consultant agrees that Consultant will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

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5.2.1.4        Use or Incorporation of Inventions. If Consultant incorporates any Inventions relating in any way to the Company’s business or demonstrably anticipated research or development that were conceived, reduced to practice, created, derived, developed or made by Consultant either outside the scope of Consultant’s Services for the Company under this Agreement or prior to the execution of this Agreement into any of the Company Inventions, each of Consultant hereby grants to the Company a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, Trade Secret and other intellectual property rights or know-how relating to any Out-of-Scope Inventions that Consultant incorporates, or permits to be incorporated, in any Company Inventions. Consultant agrees that he will not incorporate, or permit to be incorporated, any Inventions or know-how conceived, reduced to practice, created, derived, developed or made by others or any Out-of-Scope Inventions into any Company Inventions without the Company’s prior written consent.

5.2.1.5        Assignment of Company Inventions. During the Consulting Term and for a period of twenty-four months following the expiration of the Consulting Term or the earlier termination of this Agreement, Consultant, as the case may be, will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of Consultant’s right, title and interest throughout the world in and to any and all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights and other proprietary rights therein. Consultant hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that Consultant now has or may hereafter have for infringement of any and all Company Inventions. Any assignment of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any Moral Rights. To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. If Consultant has any rights to the Company Inventions, other than Moral Rights, that cannot be assigned to the Company, Consultant, as the case may be, hereby unconditionally and irrevocably grants to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, distribute, display, perform, prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import, practice methods, processes and procedures and otherwise use and exploit, such Company Inventions.

5.2.1.6               Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, trademark rights, service mark rights, trade dress or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.

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5.2.1.7               Maintenance of Records. During the Consulting Term Consultant shall keep and maintain adequate and current written records of all Company Inventions made or conceived by Consultant solely or jointly with others during the term of the Consulting Term. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory and process notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. Consultant shall not remove such records from the Company’s place of business or systems except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. Consultant shall deliver all such records (including any copies thereof) to the Company at the time of termination of the Consulting Term as provided for in Section 9.15.

5.2.1.8               Intellectual Property Rights. During the Consulting Term and for a period of twenty-four months following the expiration of the Consulting Term or the earlier termination of this Agreement, Consultant shall assist the Company, or its designee, at the Company’s expense, in every proper way in securing the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordings, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and shall never assert such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant’s obligation, as the case may be, to execute or cause to be executed, when it is in their respective power to do so, any such instrument or papers shall continue during and at all times after the end of the Term and until the expiration of the last such intellectual property right to expire in any country of the world. Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as their respective agent and attorney-in-fact, to act for and in their respective behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by Consultant’s subsequent incapacity or unavailability.

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5.3 Exception to Invention Assignment. Subject to the requirements of applicable state law, if any, Consultant understands that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable law, if any. Generally, such laws, exclude any inventions, discoveries, trade secrets and improvements, whether or not patentable, that Consultant has developed entirely on its or his own time without using the Company's equipment, supplies, facilities, Trade Secret information or Confidential Information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that was performed for the Company. Consultant will advise the Company promptly in writing of any Inventions that it believes meet the foregoing criteria and not otherwise disclosed on Exhibit 5.3. In order to assist in the determination of which inventions qualify for such exclusion, Consultant will advise the Company promptly in writing, during and for a period of twelve (12) months immediately following the termination of the Consulting Term, of all Inventions solely or jointly conceived or developed or reduced to practice by Consultant in connection with, or as a result of, the Services performed for the Company during the Consulting Term.

6.       Restrictive Covenants.

6.1        Non-Disparagement. During the Consulting Term, Consultant shall not make any derogatory comment concerning the Company or any of its current or former directors, officers, stockholders or employees.  Similarly, the then current (i) members of the Board and (ii) members of the Company's senior management shall not make any derogatory comment concerning Consultant. Notwithstanding anything to the contrary herein, Consultant understands that nothing in this Agreement restricts or prohibits Consultant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to the individual's attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).

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6.2       Non-Solicitation or Interference. During the Consulting Term, and for a period of twelve (12) months thereafter, Consultant shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation interfere with the operation of the Company’s business, including without limitation by:

(i) soliciting, diverting, inducing or encouraging any officers, directors, employees, agents, consultants, former customer, representatives or any other person or concern, dealing with or in any way, directly or indirectly, associated with the Company or its parents, subsidiaries, affiliate and/or divisions thereof (collectively, the “Company Entities,” and individually, a “Company Entity”)) to terminate her, his or its relationship with the Company or the Company Entities,

(ii) hiring any such officer, director, employee, agent, consultant, former customer, representative or any other person or concern so solicited, diverted, induced or encouraged,

(iii) soliciting, diverting, inducing or encouraging any officers, directors, employees, agents, consultants or representatives of the Company or the Company Entities, to become officers, directors, employees, agents, consultants, customers, representatives or any other person or concern, of another business, enterprise or entity,

(iv) soliciting, diverting or appropriating any customers, clients, vendors or distributors of the Company or the Company Entities, or

(v) influencing or attempting to influence any of the customers, clients, vendors, distributors or business partners of the Company or the Company Entities, to transfer her, his or its business or patronage from the Company or the Company Entities to any Competitor of the Company or the Company Entities. For purposes of this section, “Competitor” means any Person (as defined below) which is engaged directly or indirectly in any business competitive with the Company’s Business. For purpose of this Agreement, the term “Company’s Business” means the business activities and operations of the Company or any Company Entity as conducted during the Consulting Term and all products conceived, planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company, together with all services provided or planned by the Company or the Company Entity, during the Consulting Term.

7.       Enforcement of Restrictive Covenants.

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7.1        Definition. The term “Restrictive Covenants” means the restrictive covenants contained in Sections 5 and 6 of this Agreement.

7. 2       Rights and Remedies Upon Breach. In the event Consultant breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

(a) the right and remedy to enjoin, preliminarily and permanently, Consultant from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

(b) the right and remedy to require Consultant to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Consultant as the result of any transactions constituting a breach of the Restrictive Covenants.

7.3        Severability of Restrictive Covenants. Consultant acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, unenforceable or void in any court of competent jurisdiction, such invalidity, unenforceability or voidness, shall not render invalid, unenforceable, or void any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Consultant in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

8        Termination; Effect of Termination.

8.1       Termination.

This Agreement and the Consulting Relationship hereunder may be terminated as follows:

8.1.1       Death. This Agreement shall terminate automatically upon Consultant’s death.

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8.1.2 Disability. If the Company determines in good faith that the Disability of Consultant has occurred (pursuant to the definition of Disability set forth below), it may give to Consultant written notice of its intention to terminate this Agreement. In such event, this Agreement shall terminate effective on the 30th day after receipt of such written notice by Consultant (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Consultant shall not have returned to full-time performance of Consultant’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Consultant, as determined by the BOD, to substantially perform the essential functions of his regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

8.1.3 Expiration of Consulting Term. This Agreement shall automatically terminate upon the expiration of the Initial Term unless the term of the Agreement is extended pursuant to Section 1.3, or, if extended, upon the expiration of any Extended Term if not further extended pursuant to Section 1.3.

8.1.4 Termination by the Company. The Company may terminate this Agreement with or without Cause (as defined below) or for Poor Performance (as defined below). For purposes of this Agreement:

“Cause” shall mean:

(i) the failure of Consultant to perform substantially Consultant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Consultant, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Consultant by the Company which specifically identifies the manner in which such BOD, or if the CEO or Supervising Person believes that Consultant has not substantially performed his duties; or

(ii) the commission of any act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act by Consultant, including, without limitation, any violation of the Sarbanes-Oxley Act, the United States securities laws or similar laws or legal standards applicable to Consultant’s performance of the Services under this Agreement, or

(iii) Consultant’s abuse of alcohol, prescription drugs or any substance which materially interferes with Consultant’s ability to perform services on behalf of the Company or Consultant’s use of illegal drugs; or

(iv) Consultant’s violation of any laws, agreements or Company policies or codes prohibiting engagement discrimination, harassment, conflicts of interest, retaliation; or

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(v) Consultant’s material breach of this Agreement. Without limiting the generality of the foregoing, a breach of Sections 3, 5, 6, 7, 9.2 or 9.9 of this Agreement shall be deemed to be a material breach of this Agreement; or

(vi) Consultant’s commission of, conviction for, or plea of guilty or nolo contendere to, a felony; or

(vii) Failure to comply with any valid and legal directive of the CEO or the Supervising Person; and

“Poor Performance” shall mean the failure of Consultant to meet Performance Goals (other than any such failure resulting from incapacity due to physical or mental illness), including by not limited to the failure of Consultant to achieve the Performance Goals set forth in Section 2 (a), (b), (c), or (d) of the Services Rider.

8.1.5 Termination by Consultant. This Agreement may be terminated by Consultant for Good Reason (as defined below) or no reason. For purposes of this Agreement, “Good Reason” shall mean a material breach of this Agreement by the Company, provided the Company has not cured such breach within 30 days of its receipt of the notice thereof from Consultant.

8. 2 Notice of Termination. Any termination by the Company or by Consultant shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9.16 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Consultant’s engagement under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Consultant or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Poor Performance or Cause shall not waive any right of Consultant or the Company, respectively, hereunder or preclude Consultant or the Company, respectively, from asserting such fact or circumstance in enforcing Consultant’s or the Company’s rights hereunder.

8.3 Date of Termination. “Date of Termination” means (i) if Consultant’s engagement is terminated by the Consultant for Good Reason, the date specified in the Notice of Termination, which may not be less than 60 days after the date of delivery of the Notice of Termination; provided that the Company may specify any earlier Date of Termination, (ii) if Consultant’s engagement is terminated by the Company other than by reason of death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (iii) if Consultant’s engagement is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be.

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8.4 Obligations of the Company Upon Termination.

8.4.1 If this Agreement is terminated pursuant to Section 8.1.1, then the Company shall pay Consultant’s legal representatives any accrued and unpaid Monthly Base Fee through the Date of Termination and any incurred, and unreimbursed, expenses as provided in the Compensation Rider. Thereafter, neither Consultant, nor his legal representatives shall be entitled to any further compensation or benefits hereunder.

8.4.2 If this Agreement is terminated pursuant to Section 8.1.2, then the Company shall pay Consultant’s legal representatives any accrued and unpaid Monthly Base Fee through the Date of Termination, and any incurred and unreimbursed expenses as provided in the Compensation Rider. Thereafter, neither Consultant, nor his legal representatives shall be entitled to any further compensation or benefits hereunder.

8.4.3 If this Agreement is terminated pursuant to Section 8.1.3, then the Company shall pay Consultant’s any accrued and unpaid Monthly Base Fee through the Date of Termination, and any incurred, and unreimbursed, expenses through the termination date, as provided in the Compensation Rider. Thereafter, Consultant shall not be entitled to any further compensation or benefits hereunder.

8.4.4 If this Agreement is terminated pursuant to Section 8.1.4, then the Company shall pay Consultant’s any accrued and unpaid Monthly Base Fee through the Date of Termination, and any incurred, and unreimbursed, expenses through the termination date, as provided in the Compensation Rider. Thereafter, Consultant, shall not be entitled to any further compensation or benefits hereunder.

8.4.5 If this Agreement is terminated pursuant to Section 8.1.5, then the Company shall pay Consultant’s any accrued and unpaid Monthly Base Fee through the Date of Termination, and any incurred, and unreimbursed, expenses through the termination date, as provided in the Compensation Rider. Thereafter, Consultant shall not be entitled to any further compensation or benefits hereunder.

8.5 Termination of the Consulting Relationship. Termination of this Agreement shall automatically constitute termination of the Consulting Relationship; however, termination of this Agreement shall not constitute a termination of Consultant’s tenure as a member of the BOD.

9.       Miscellaneous.

9.1  Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by Consultant. This Agreement may be assigned by the Company without the consent of Consultant to a person or entity which is an affiliate or a successor in interest (by law or agreement) to substantially all of the assets or business operations of the Company. Upon any such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

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9.2 Code of Ethics. Consultant acknowledges receipt of the Company’s “Amended and Restated Code of Ethics and Business Conduct,” and having read the same agrees to abide by the terms thereof.

9.3 Entire Agreement. This Agreement contain the entire understanding of the Parties with respect to the engagement of Consultant by the Company and supersede any prior agreements between the Parties relating to the subject matter herein, which agreements, if any, are hereby mutually terminated and cancelled.

9.4  Severability. Without mitigating any specific provision in this Agreement with as to severability, if one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

9.5 Waiver; Amendment.

9.5.1  Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

9.5.2 Amendment. This Agreement may be amended or modified only by mutual agreement of duly authorized representatives of the parties in writing.

9.6  Acknowledgment as to Legal Counsel. Consultant acknowledges that they have had the opportunity to consult legal counsel and a tax advisor in regard to this Agreement, and that they have read and understand this Agreement. Consultant is fully aware of the legal effect of this Agreement and has entered into it freely and voluntarily and based on its or his own judgment and not based on any representations or promises other than those contained herein.

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9.7 Representations of Consultant; Absence of Conflicts. Consultant represent and warrant to the Company that (i) each is entering into this Agreement voluntarily and that the engagement hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Consultant of any agreement to which either is a party or by which either may be bound, (ii) the engagement by the Company of Consultant, does not, and will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which either is or may be bound, (iii) Consultant has no outstanding commitments inconsistent with any of the terms of this Agreement or the Services to be rendered hereunder, and (iv) in connection within this engagement with the Company neither will use any confidential or proprietary information that may have obtained in connection with said engagement with any prior or future employer.

9.8 Cooperation. During and after the Consulting Term, and at all times thereafter, Consultant shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired during anytime in which Consultant was engaged by the Company. The Company shall fairly compensate Consultant for his time and shall reimburse him for any reasonable out-of-pocket expenses incurred in connection with his performance of obligations pursuant to this Section 6. Consultant’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness for the Company at mutually convenient times.

9.9 Compliance with Securities Laws. Consultant is aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any persons who has received material, non-public information (“Insider Information”) from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Consultant understands and acknowledges that in receiving the Confidential Information (as hereinafter defined), he may be receiving information that may be regarded as Insider Information under the United States securities laws and shall abide by any and all said restrictions pertaining to the purchase or sale of securities of the Company, its subsidiaries or affiliates, or its successors, as imposed by U.S. Federal and State law and regulation. Consultant further acknowledges that he has read, understands and shall comply with the Company’s “Insider Trading Policy” as currently in effect and as the same may from time to time be amended.

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9.10 Execution by All Parties; Counterparts; Delivery by Email or Facsimile.

9.10.1 Execution by All Parties. This Agreement shall not be binding or enforceable unless and until executed on behalf of all Parties hereto.

9.10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by the Company and Consultant, and delivered to the other, it being understood that the Company and Consultant need not sign the same counterpart. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of a Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

9.11  Indemnification.

9.11.1 Indemnification of Consultant by the Company. The Company shall indemnify, defend and hold Consultant its subsidiaries, affiliates, officers, directors and employees harmless from and against any and all liabilities, obligations, losses, claims, damages, costs, charges or other expenses of any kind (including, but not limited to, reasonable attorneys’ fees and legal costs) (collectively, “Claims”) which arise out of or result from any breach or alleged breach of this Agreement by the Company.

9.11.2 Indemnification of Company by Consultant. Consultant shall indemnify, defend and hold harmless the Company, its subsidiaries, affiliates, officers, directors and employees, from and against any and all Claims which arise out of, or result from, any breach or alleged breach of this Agreement by Consultant or any claim arising out of Consultant’s negligence or wanton or willful misconduct in the performance of his obligations under this Agreement.

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9.12  Ownership and Return of Company Property. All materials furnished to Consultant by the Company, including Confidential Information, whether delivered to Consultant by the Company or made by Consultant in the performance of services under this Agreement (collectively, the “Company Property”) are the sole and exclusive property of the Company, and Consultant hereby does and will assign to the Company all rights, title and interest Consultant may have or acquire in the Company Property. At the Company’s request and no later than five (5) days after such request, Consultant shall, at the Company’s option, destroy or deliver to the Company (i) all Company Property, (ii) all tangible media of expression in Consultant’s possession or control that incorporate or in which are fixed any Confidential Information of the Company, and (iii) written certification of Consultant’s compliance with Consultant’s obligations under this Agreement.

9.13  Remedies.

9.13.1       Equitable Remedies. Each Party hereto acknowledges that the other Parties hereto would be irreparably damaged in the event of a breach or threatened breach by such Party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such Party of its obligations under this Agreement. In the event that any party files a suit to enforce the covenants contained in this Agreement or obtain any other remedy in respect of any breach thereof), the prevailing Party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conduction the suit, including reasonable attorney’s fees and expenses.

9.13.2       Remedies are Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, rule, regulation or ordinance or otherwise.

9.14 Surviving Provisions. Except as may be specifically provided in this Agreement, the rights and obligations of the Parties contained in this Agreement, including without limitation Sections 5, 6, 7, 8 and 9, which by their nature require performance following termination of this Agreement, shall survive any termination or expiration of this Agreement (collectively, the “Surviving Obligations”)until such time as the Surviving Obligations have been satisfied or have expired pursuant to the terms of this Agreement.

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9.15 Interpretation and Construction.

9.15.1  Construction. The Company and Consultant have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Consultant, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.15.2 Headings, References, Etc.

For purposes of this Agreement,

(a)       The headings are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. Section references are to sections of this Agreement unless otherwise specified;

(b)       the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation;”

(c)        the word “or” is not exclusive;

(d)        the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole;

(e)       Unless the context otherwise requires, references herein to: (i) Sections, Exhibits and Schedules refer to the Sections of, and Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; (iv) any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder and amendments thereto and includes any successor legislation thereto and any regulations promulgated thereunder, unless the context requires otherwise.

(f)       Any Exhibits or Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

(g)       As used in this Agreement, the term “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

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9.15.3 Currency. Unless otherwise stipulated, all payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein or in any exhibit or schedule hereto are in lawful currency of the United States of America.

9.16  Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be in writing and addressed as follows:

If to the Company, to:

SolarWindow Technologies, Inc.

9375 E Shea Blvd.

Suite 107-B

Scottsdale, AZ 85260

Attention: Jatinder S. Bhogal, President and Chief Executive Officer

Email: jsbhogal@solarwindow.com

If to Consultant, to:

[****]

or, to such other address or facsimile number as any Party shall have furnished to the other in writing in accordance with this Section 9.16.

Notices sent in accordance with this Section 9.16 shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

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9.17       Governing Law. Any term or provision of this Agreement that is invalid or unenforceable for any reason whatsoever that provision shall be divisible from this Agreement and shall be deemed to be deleted from it and the validity of the remaining provisions shall not be affected. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Nevada without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. In the event of any action being commenced hereunder, each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, City of New York, County of New York, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE

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IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates set forth below to be effective as of the Effective Date.

the company:

SolarWindow technologies, inc.

By: /s/ Jatinder S. Bhogal

Name: Jatinder S. Bhogal
Title: President and Chief Executive Officer

Date: August 31, 2020

CONSULTANT:

/s/ John Rhee

Name: John Rhee, individually
Date: August 31, 2020

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EXHIBIT 1.1

SERVICES RIDER

TO THE

EXECUTIVE SERVICES CONSULTING AGREEMENT

DATED AUGUST 31, 2020

BY AND BETWEEN

SOLARWINDOW TECHNOLOGIES, INC.,

AND

JOHN RHEE

(THE “EXECUTIVE SERVICES CONSULTING AGREEMENT”)

Capitalized terms used in this Exhibit and not otherwise defined shall have the meaning ascribed thereto in the Executive Services Consulting Agreement.

Description of Services and Performance Goals

Section 1. Services Generally

(a)     Assist the Company with the logistics of establishing SolarWindow in the Republic of Korea;

(b)     Serve in an executive capacity (i.e. President, CEO, other) for the Company’s to be formed indirect subsidiary in the Republic of Korea (the “SK Subsidiary”), at the direction of the BOD or its designee;

(c)       Establish offices for the SK Subsidiary in the Republic of Korea;

(d)       Develop an operations team for the SK Subsidiary in the Republic of Korea;

(e)       Maintain operating bank account(s) for the SK Subsidiary in the Republic of Korea;

(f)     Undertake in good faith, necessary efforts to establish working business relationships, contractual agreements, collaborations, partnerships, joint ventures, and other such commercially advantageous engagements for the Company in the Republic of Korea, in addition to the United States of America and elsewhere.

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Section 2. Description of Performance Goals

The following represent the initial performance goal (collectively, the “Performance Goals”), which Performance Goals may, from time to time be amended, modified or restated, by mutual written agreement of the Parties:

(a)       Within [****] days from the Effective Date. Consultant shall have (to the satisfaction of the Company):

(i)        Established the Company’s offices and operational activities in the Republic of Korea;

(ii)        Developed branding materials and presentation collateral;

(iii)        Developed overall Company plan, strategy and desired terms and conditions for potential joint venture, partnership or strategic transactions and alliances (collectively, “Strategic Transactions”);

(iv)       Assisted with market segmentation and analysis to identify target product applications and potential joint venture or strategic alliances;

(v)       [****]; and

(vi)       [****].

(b)       Within [****] days from the Effective Date, the Company (or a subsidiary thereof, including but not limited to the SK Subsidiary) shall [****]:

(i)       [****]; or

(ii)       [****]; or

(iii)       [****].

(c)       Within [****] days from the Effective Date, [****].

(d)       Within [****] days from the Effective Date, [****].

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EXHIBIT 3.1

TO THE

EXECUTIVE SERVICES CONSULTING AGREEMENT

DATED AUGUST 31, 2020

BY AND BETWEEN

SOLARWINDOW TECHNOLOGIES, INC.,

AND

JOHN RHEE

(THE “EXECUTIVE SERVICES CONSULTING AGREEMENT”)

Capitalized terms used in this Exhibit and not otherwise defined shall have the meaning ascribed thereto in the Executive Services Consulting Agreement.

Outside Service Capacities

And

List of Companies for Whom Consultant Provides Services and Whose Business and Products are Competitive with Those of the Company

Capitalized terms used in this Exhibit and not otherwise defined shall have the meaning ascribed thereto in the BA and Consulting Services Agreement.

	Name of Company	General Description of Business

1.

2.

3.

4.

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EXHIBIT 4.1

COMPENSATION RIDER

TO THE

EXECUTIVE SERVICES CONSULTING AGREEMENT

DATED AUGUST 31, 2020

BY AND BETWEEN

SOLARWINDOW TECHNOLOGIES, INC.,

AND

JOHN RHEE

(THE “EXECUTIVE SERVICES CONSULTING AGREEMENT”)

Capitalized terms used in this Exhibit and not otherwise defined shall have the meaning ascribed thereto in the Executive Services Consulting Agreement.

Capitalized terms used in this Exhibit and not otherwise defined shall have the meaning ascribed thereto in the BA and Consulting Services Agreement.

1.       Consultant’s Fees

Consultant shall be paid a base monthly fee as follows (the “Base Monthly Fee”) of US$10,000 per month payable on the first day of each calendar month in arrears. The Base Monthly Fee shall be prorated for any portion of the Consulting Term that is not a full calendar month.

2.       Reimbursement of Expenses.

Consultant shall be reimbursed all pre-approved, legitimate business expenses reasonably incurred by Consultant in carrying out the responsibilities and obligations under this Agreement and promoting the Company’s business will be reimbursed, including mileage and travel expenses in accordance with IRS guidelines. Consultant shall be reimbursed for all such legitimate business expenses upon submission to the Company of appropriate documentation of such expenses and a description of the purpose of such expenses (an “Expense Report”). Such Expense Report shall include the level of detail that is required of other Company executives. Such reimbursement will be made within 30 days after the submission of such Expense Report. Consultant’s reporting and expense reimbursement are governed by Company policies which are incorporated herein by reference as may be amended from time to time during the Consulting Term and subject to monthly review of the Company’s finance and accounting departments. Anything herein to the contrary notwithstanding, any single expenditure in excess of $5,000 or any expenditures in excess of $5,000 in any calendar month require the prior written approval of the CEO.

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3.       Stock Option Award

The Company shall grant Consultant a series of non-statutory stock options on the Effective Date (collectively, the “Stock Option”) pursuant to the Company’s 2006 Incentive Stock Option Plan. The Stock Option is further subject to the execution of and delivery of a definitive stock option agreement (the “SOA”) which shall contain such other provisions as are typically included in such agreements as well as such provisions as the BOD deem necessary, including but not limited to, early termination (in the event of the termination of the Executive Services Consulting Agreement for Cause or for Poor Performance), vesting acceleration (in the event of a change of control or otherwise in the discretion of the BOD) and option forfeiture provisions (in the event of the termination of the Executive Services Consulting Agreement for Cause or, with respect to unvested options, for Poor Performance).

The Stock Option granted Consultant the right to purchase up to 2,500,000 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”) at a purchase price of equal to the closing price per share of the Company’s Common Stock on the Effective Date.

The SOA shall include, in addition to the terms referenced above, the following terms:

(a) The Option shall have a three-year term from the Effective Date.

(b) The Option shall vest as follows

Vesting Date	Number of Shares Vesting	Initial Exercise Price
Effective Date	500,000	$3.66
Six Month Anniversary of the Effective Date	800,000	$6.00
One-year Anniversary of the Effective Date	700,000	$8.00
Eighteen Month Anniversary of the Effective Date	500,000	$3.66

(d)       The exercise price of the Stock Option shall be paid:

(i) in cash or by certified check or bank draft payable to the order of the Company;

(ii) by delivering, along with a properly executed exercise notice to the Company, a copy of irrevocable instructions to a broker to deliver promptly to the Company the aggregate exercise price and, if requested by the Optionee, the amount of any applicable federal, state, local or foreign withholding taxes required to be withheld by the Company, provided, however, that such exercise may be implemented solely under a program or arrangement established and approved by the Company with a brokerage firm selected by the Company;

(iii) at any time prior to the Company’s listing of any of its securities for trading on a national stock exchange, pursuant to “a net issue” or “cashless” exercise basis; or

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(iv) by any other procedure approved by the Board or its Compensation Committee, if any, or by a combination of the foregoing

3.       Other Benefits

Except as set forth in this Exhibit 4.1, Consultant shall not be entitled to any other compensation or benefits.

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EXHIBIT 5.2.1.3

Prior Inventions Schedule

TO THE

EXECUTIVE SERVICES CONSULTING AGREEMENT

DATED AUGUST 31, 2020

BY AND BETWEEN

SOLARWINDOW TECHNOLOGIES, INC.,

AND

JOHN RHEE

(THE “EXECUTIVE SERVICES CONSULTING AGREEMENT”)

Capitalized terms used in this Exhibit and not otherwise defined shall have the meaning ascribed thereto in the Executive Services Consulting Agreement.

Capitalized terms used in this Exhibit and not otherwise defined shall have the meaning ascribed thereto in the BA and Consulting Services Agreement.

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